UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  Schedule 13G


                    Under the Securities Exchange Act of 1934



                        CAPITAL SENIOR LIVING CORPORATION
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
                         (Title of Class of Securities)

                                   140475 10 4
                                 (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)

                                Page 1 of 9 Pages

CUSIP No. 140475 10 4                  Schedule 13G            Page 2 of 9 Pages




--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON                               James A. Stroud
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON




--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)

                                                             (b)


--------------------------------------------------------------------------------
3         SEC USE ONLY




--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION


                                        United States

--------------------------------------------------------------------------------
                              5        SOLE VOTING POWER

         NUMBER OF                                       71,000
           SHARES             --------------------------------------------------
        BENEFICIALLY          6        SHARED VOTING POWER
          OWNED BY
            EACH                                         4,403,674
         REPORTING            --------------------------------------------------
        PERSON WITH           7         SOLE DISPOSITIVE POWER

                                                         71,000
                              --------------------------------------------------
                              8         SHARED DISPOSITIVE POWER

                                                         4,403,674
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                          4,474,674


--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          X excludes 220,000 shares owned in trust for the benefit of the reporting person's son. The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 13 or for any other purpose.

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                           22.7%


--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                                                           IN


--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 140475 10 4                  Schedule 13G            Page 3 of 9 Pages


--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON                           Senior Living Trust
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON




--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)

                                                             (b)


--------------------------------------------------------------------------------
3         SEC USE ONLY




--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION


                                        Texas

--------------------------------------------------------------------------------
                              5        SOLE VOTING POWER

         NUMBER OF                                       0
           SHARES             --------------------------------------------------
        BENEFICIALLY          6        SHARED VOTING POWER
          OWNED BY
            EACH                                         4,403,674
         REPORTING            --------------------------------------------------
        PERSON WITH           7         SOLE DISPOSITIVE POWER

                                                         0
                              --------------------------------------------------
                              8         SHARED DISPOSITIVE POWER

                                                         4,403,674
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                          4,403,674


--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                           22.1%


--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                                                           00 - Trust


--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 140475 10 4                  Schedule 13G            Page 4 of 9 Pages


Item 1.

     (a)  Name of Issuer:
          --------------

          Capital Senior Living Corporation

     (b)  Address of Issuer's Principal Executive Offices:
          -----------------------------------------------

          14160 Dallas Parkway, Suite 300
          Dallas, Texas 75240


Item 2.

     (a)  Name of Person Filing:
          ---------------------

          James A. Stroud

     (b)  Address of Principal Business Office or, if none, Residence:
          -----------------------------------------------------------

          14160 Dallas Parkway, Suite 300
          Dallas, Texas 75240

     (c)  Citizenship:
          -----------

          United States

     (d)  Title of Class of Securities:
          ----------------------------

          Common Stock, $.01 par value

     (e)  CUSIP No.:
          ---------

          140475 10 4

Item 3. Not Applicable.

Item 4. Ownership.
        ---------

     The following information relates to the reporting person's ownership of Common Stock, $.01 par value, of the issuer as of December 31, 1997.

CUSIP No. 140475 10 4                  Schedule 13G            Page 5 of 9 Pages



     (a)  Amount Beneficially Owned:
          -------------------------

          4,474,673

     (b)  Percent of Class:
          ----------------

          22.7%

     (c)  Number of Shares as to Which Such Person Has:
          --------------------------------------------

               (i)  Sole power to vote or to direct the vote:

                    71,000

               (ii) shared power to vote or to direct the vote:

                    4,403,674

               (iii) sole power to dispose or to direct the disposition of:

                    71,000

               (iv) shared power to dispose or to direct the disposition of;

                    4,403,674

Item 5. Ownership of Five Percent or Less of a Class.
        --------------------------------------------

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
        ---------------------------------------------------------------

          Not Applicable.

Item 7.  Identification  and Classification of the Subsidiary Which Acquired the
         -----------------------------------------------------------------------
         Security Being Reported on by the Parent Holding Company.
         --------------------------------------------------------

          Not Applicable.

CUSIP No. 140475 10 4                  Schedule 13G            Page 6 of 9 Pages


Item 1.

          (a)  Name of Issuer:
               --------------

               Capital Senior Living Corporation

          (b)  Address of Issuer's Principal Executive Offices:
               -----------------------------------------------

               14160 Dallas Parkway, Suite 300
               Dallas, Texas 75240


Item 2.

          (a)  Name of Person Filing:
               ---------------------

               Senior Living Trust

          (b)  Address of Principal Business Office or, if none, Residence:
               -----------------------------------------------------------

               14160 Dallas Parkway, Suite 300
               Dallas, Texas 75240

          (c)  Citizenship:
               -----------

               Texas

          (d)  Title of Class of Securities:
               ----------------------------

               Common Stock, $.01 par value

          (e)  CUSIP No.:
               ---------

               140475 10 4

Item 3. Not Applicable.

Item 4. Ownership.
        ---------

     The following information relates to the reporting person's ownership of Common Stock, $.01 par value, of the issuer as of December 31, 1997.

CUSIP No. 140475 10 4                  Schedule 13G            Page 7 of 9 Pages


          (a)  Amount Beneficially Owned:
               -------------------------

               4,403,674

          (b)  Percent of Class:
               ----------------

               22.1%

          (c)  Number of Shares as to Which Such Person Has:
               --------------------------------------------

                    (i)  Sole power to vote or to direct the vote:

                         0

                    (ii) shared power to vote or to direct the vote:

                         4,403,674

                    (iii) sole power to dispose or to direct the disposition of:

                         0

                    (iv) shared  power to dispose  or to direct the  disposition of;

                         4,403,674

Item 5. Ownership of Five Percent or Less of a Class.
        --------------------------------------------

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
        ---------------------------------------------------------------

          Not Applicable.

Item 7.  Identification  and Classification of the Subsidiary Which Acquired the
         -----------------------------------------------------------------------
         Security Being Reported on by the Parent Holding Company.
         --------------------------------------------------------

          Not Applicable.

CUSIP No. 140475 10 4                  Schedule 13G            Page 8 of 9 Pages


Item 8. Identification and Classification of Members of the Group.
        ---------------------------------------------------------

          Not Applicable.

Item 9. Notice of Dissolution of Group.
        ------------------------------

          Not Applicable.

Item 10. Certification.
         -------------

          Not Applicable.


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 9, 1998

                                                      JAMES A. STROUD


                                                      By:    /s/ James A. Stroud
                                                            --------------------
                                                      Name: James A. Stroud


Date:  February 9, 1998

                                                      SENIOR LIVING TRUST


                                                      By:    /s/ James A. Stroud
                                                            --------------------
                                                      Name: James A. Stroud

CUSIP No. 140475 10 4                  Schedule 13G            Page 9 of 9 Pages

                                    EXHIBIT A

                             Joint Filing Agreement

     In accordance with Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the shares of Common Stock of Capital Senior Living Corporation, and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing. Each party to this Joint Filing Agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement.

Date: February 9, 1998
                                              /s/ James A. Stroud
                                             -----------------------------------
                                             James A. Stroud


Date: February 9, 1998
                                              SENIOR LIVING TRUST


                                             /s/ James A. Stroud
                                             -----------------------------------
                                             By:  James A. Stroud